Exhibit 99.1

TII NETWORK TECHNOLOGIES REPORTS
FOURTH QUARTER 2009 RESULTS

EDGEWOOD, NY – March 17, 2010 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and twelve months ended December 31, 2009.

Net sales for the three months ended December 31, 2009 were $7,734,000 compared to $7,942,000 in the comparable prior year period, a decrease of $208,000 or 2.6%, primarily due to decreases in sales of network interface device and overvoltage surge protection products, partially offset by an increase in sales of broadband products.  For the year ended December 31, 2009, net sales were $27,437,000 compared to $35,190,000 in the prior year, a decrease of $7,753,000 or 22.0%, primarily due to the economic downturn, which negatively impacted sales of our connectivity and network interface device products, and the loss of landlines by the service providers which has negatively impacted sales of our network interface device products.  The decrease in sales was partially offset by an increase in sales of our broadband products into the growing broadband market and to new customers.

      Operating income for the three months ended December 31, 2009 was $521,000 compared to $154,000 in the comparable prior year period, an increase of $367,000.  Despite lower sales, the increase was attributable to a $291,000 increase in gross profit primarily due to improved margins as a result of product mix, in addition to a $76,000 reduction in operating expenses.  Operating income for the year ended December 31, 2009 was $497,000 compared to $1,362,000 in the prior year, a decrease of $865,000.  The decrease was primarily attributable to a $2,794,000 decrease in gross profit resulting from the decrease in sales, partially offset by a $1,929,000 reduction in operating expenses. The reduction in operating expenses in 2009 was primarily due to cost reduction measures implemented in 2008 and early 2009 (the largest being a decrease in salary and related benefits resulting from a decrease in headcount), a decrease in commission expense resulting from the decrease in sales and a decrease in professional and consulting fees.

Net income for the quarter ended December 31, 2009 was $154,000, or $0.01 per diluted share, compared to a net loss of $68,000, or $0.01 per diluted share, for the same prior year period, an increase of $222,000. The current quarter results include a tax provision of $372,000 compared to $219,000 in the same prior year period.  For the year ended December 31, 2009, net income was $73,000, or $0.01 per diluted share, compared to net income of $578,000, or $0.04 per diluted share, for the prior year, a decrease of $505,000.  The results for the year ended December 31, 2009 include a tax provision of $434,000 compared to $810,000 in the prior year.  Our income tax provision for each period consists of amounts necessary to align our year-to-date tax provision with the effective tax rate we expect to achieve for the full year.  That rate differs from the U.S. statutory rate primarily as a result of the non-deductibility of certain share-based compensation expense for income tax purposes that has been recognized for financial statement purposes and state taxes.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “The economic decline that began in the second half of 2008 and accelerated into 2009 appears to be abating as many facets of our economy are improving.  Though confronted with a dramatic business downturn, we successfully managed our company through the worst of this recession and have emerged as a stronger company.

We have further strengthened our balance sheet and the efficiency of our operations, and have won important market share gains.  Our improved gross margin percent compared to the third quarter reflects reduced air freight costs and for the year, our operating expenses are down eighteen percent.

The sequential increase in sales in the fourth quarter is evidence of both the improvements in our markets and market share gains.  Though sales were down in 2009, mainly due to macroeconomic events, we believe that the strengthening economy and our improved position will result in sales growth and a stronger financial performance in 2010.”

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found in the Telco Central Office, outdoors in the service providers’ distribution network, at the interface where the service providers’ network connects to the users’ network, and inside the users’ home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events. Among those factors are:
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that may be impacted by the current economic climate, particularly in the United States;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
the ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customer and our ability to win new contracts;
•	dependence on third parties for certain product development;
•
dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•
weather and similar conditions, including the effect of typhoons on our assembly facilities in the Pacific Rim which can disrupt production, the effect of hurricanes in the United States which can increase the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

CONTACT:

Tii Network Technologies, Inc.
(631) 789-5000
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TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three months ended December 31,		Years ended December 31,
	2009	2008	2009	2008
	(unaudited)
Net sales	$7,734	$7,942	$27,437	$35,190
Cost of sales	5,083	5,582	18,193	23,152
Gross profit	2,651	2,360	9,244	12,038

Operating expenses:
Selling, general and administrative	1,740	1,784	7,157	8,636
Research and development	390	422	1,590	2,040
Total operating expenses	2,130	2,206	8,747	10,676

Operating income	521	154	497	1,362

Interest expense	-	(1)	(5)	(8)
Interest income	5	3	15	39
Other expense	-	(5)	-	(5)

Income before income taxes	526	151	507	1,388

Income tax provision	372	219	434	810

Net income (loss)	$154	$(68)	$73	$578

Net income (loss) per common share:
Basic and Diluted	$0.01	$(0.01)	$0.01	$0.04

Weighted average common shares outstanding:
Basic	13,595	13,560	13,582	13,540
Diluted	13,877	13,560	13,777	13,745

 TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$5,129	$8,282
Certificate of deposit	7,000	-
Accounts receivable, net of allowance of $82 and $88 at December 31, 2009 and 2008, respectively	3,468	3,906
Inventories, net	8,044	9,031
Deferred tax assets, net	1,100	697
Other current assets	235	175
Total current assets	24,976	22,091

Property, plant and equipment, net	8,020	8,877
Deferred tax assets, net	7,791	8,599
Other assets, net	175	154
Total assets	$40,962	$39,721

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,429	$2,090
Accrued liabilities	688	652
Total current liabilities and total liabilities	3,117	2,742

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, including 30,000 shares of series D junior participating preferred stock; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,240,853 shares issued and 14,223,216 shares outstanding as of December 31, 2009, and 13,787,429 shares issued and 13,769,792 shares outstanding as of December 31, 2008	143	138
Additional paid-in capital	43,050	42,262
Accumulated deficit	(5,067)	(5,140)
	38,126	37,260
Less: Treasury shares, at cost, 17,637 common shares at December 31, 2009 and 2008	(281)	(281)
Total stockholders' equity	37,845	36,979

Total liabilities and stockholders' equity	$40,962	$39,721